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                        EXTENDED NO-LAPSE GUARANTEE RIDER

                      An Additional Benefit of this Policy
                    Issued by Columbus Life Insurance Company

                     Logo: Columbus Life Insurance Company

     400 EAST FOURTH STREET o CINCINNATI, OHIO 45202-3302 o 1-800-677-9696
                              WWW.COLUMBUSLIFE.COM
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 EXTENDED                 During the Guaranteed Minimum Continuation Period
 NO-LAPSE GUARANTEE       shown on the Policy Schedule, We guarantee that the
                          policy will not terminate or begin the Grace Period if, on the Monthly Anniversary Day a Grace Period would otherwise begin, AND AS CALCULATED FROM THE
                          POLICY DATE, (1) is equal to or greater than
                          (2) where:

                               (1) is the sum of the Qualifying NLG Amounts
                                   paid, less any withdrawals from the Fixed
                                   Account (including withdrawal fees) and less any amounts transferred out of the Fixed Account to the Variable Account or the Loan Account, plus interest accrued daily on the balance at the effective annual rate shown on the Policy Schedule as the Accumulation Rate for Extended No-Lapse Guarantee Minimum Monthly Premium; and

                               (2) is the sum of the Extended No-Lapse Guarantee
                                   Minimum Monthly Premium in effect on each Monthly Anniversary Day through and including the Monthly Anniversary Day on which the Grace Period would begin, plus interest accrued daily on each such premium from the Monthly Anniversary Day it is due at the effective annual rate shown on the Policy Schedule as the Accumulation Rate for Extended No-Lapse Guarantee Minimum Monthly Premium.

                          Following a reinstatement, the above test will continue to apply from the Policy Date as if there had been no lapse.

 QUALIFYING NLG AMOUNTS   "Qualifying NLG Amounts" are:

                               o Net Premium allocated to the Fixed Account;
                               o Amounts transferred from the Sub-Accounts to
                                 the Fixed Account;
                               o The sum of all Premium Expense Charges and all
                                 State Tax Charges deducted from premiums paid; and
                               o The sum of all Monthly Policy Charges deducted
                                 from the Variable Account Value.

 MINIMUM                  The Extended No-Lapse Guarantee Minimum Monthly
 MONTHLY                  Premium as of the Policy Date is shown on the Policy
 PREMIUM                  Schedule. If You add or remove rider coverage after
                          the Policy Date, or if the Specified Amount under Your policy changes after the Policy Date, the Extended No-Lapse Guarantee Minimum Monthly Premium for Your policy may change. We will send You an amended Policy Schedule showing the new Extended
                          No-Lapse Guarantee Minimum Monthly Premium following any such change.


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GRACE PERIOD AND          Except as described above in the EXTENDED NO-LAPSE
TERMINATION OF COVERAGE   GUARANTEE section, on any Monthly Anniversary Day
                          during the Guaranteed Minimum Continuation Period when the Net Cash Surrender Value is less than the sum of the Monthly Policy Charges for the current month, We will allow a Grace Period. We will mail
                          You, and anyone shown on Our records as holding the policy as collateral, a notice indicating the minimum premium You must pay in order to keep the policy in force. During the Guaranteed Minimum
                          Continuation Period, the amount of premium needed to keep the policy in force will be the lesser of:

                               (1) an amount of premium which will result in a
                                   Net Cash Surrender Value sufficient to pay all Monthly Policy Charges due through the end of the Grace Period; or

                               (2) an amount equal to the Qualifying NLG Amount
                                   needed under the EXTENDED NO-LAPSE GUARANTEE section to keep the policy in force through the end of the Grace Period.

                          You will have 61 days from the date We mail You this notice to pay or mail enough premium. If You do not pay or mail the needed premium within the 61-day Grace Period, all coverage provided by the policy will terminate without value at the end of the 61-day period. We will rely on the postmark to determine the date of mailing. If the Insured dies during the Grace Period, the proceeds paid will be reduced by the amount of any unpaid charges, not to exceed three times the sum of the Monthly Policy Charges, or by an amount equal to the Qualifying NLG Amount needed under the EXTENDED NO-LAPSE GUARANTEE section to keep the policy in force through the date of death, if less. We will not terminate the policy until at least 61 days after We mail You and anyone shown on Our records as holding the policy as collateral, notice at the last addresses shown on Our records.

                          If the amount of premium needed to keep the policy in force is the amount described in subsection (2) above, We will allocate the needed Qualifying NLG Amount You pay to the Fixed Account. If You send Us more than the needed Qualifying NLG Amount, We will allocate the excess premium according to Your current premium allocation instructions.

 COST OF INSURANCE        The monthly cost of insurance rate for
                          this rider (per $1,000 of the policy's Specified
                          Amount) is shown on the Policy Schedule.

                          To determine the monthly cost of insurance on each Monthly Anniversary Day, We:

                               (1) divide the Specified Amount for the policy as
                                   of that Monthly Anniversary Day by 1000; and
                               (2) multiply by the monthly cost of insurance
                                   rate.

                          We will deduct the monthly cost of insurance from the Account Value on each Monthly Anniversary Day during the period shown on the Policy Schedule.

 REINSTATEMENT            If the policy lapses and is reinstated, this rider
                          will automatically be reinstated with the policy.

 WHEN EFFECTIVE           The effective date of this rider is shown on the
                          Policy Schedule.


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 WHEN RIDER               This rider will terminate on the first to occur of:
 ENDS

                               (1) the Monthly Anniversary Day coinciding with
                                   or next following the date We process Your written request to cancel this rider;
                               (2) the date the policy terminates; or
                               (3) the last day of the Guaranteed Minimum
                                   Continuation Period.

 POLICY TERMS             This rider is attached to and made a part of the
                          policy. The terms and definitions of the base policy apply to the rider except to the extent they are in conflict with its terms. This rider has no values.

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